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Page 1

                                                                     Exhibit 5.1

                     [Neal, Gerber & Eisenberg Letterhead]



                                April 22, 1998



Credit Suisse First Boston Corporation
BancAmerica Robertson Stephens
BancBoston Securities, Inc.
c/o Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York 10010-3629

Dear Sirs:

     We have served as special Illinois counsel for 21st Century Telecom Group, Inc. (the "Company") in connection with the issuance and sale by the Company to Credit Suisse First Boston ("CSFB"), BancAmerica Robertson Stephens ("BancAmerica"), BancBoston Securities, Inc. ("BancBoston"), (together with CSFB and BancAmerica, the "Initial Purchasers"), of $200,000,000 in aggregate initial principal amount of its 12-1/4% Senior Discount Notes Due 2008 (the "Notes") with a principal amount at maturity of $363,135,000 and 50,000 Units (the "Units"), each consisting of one share of its 13-3/4% Senior Cumulative Exchangeable Preferred Stock due 2010 (the "Exchangeable Preferred Stock") and one Warrant (each, a "Warrant") to purchase 8.7774 shares of common stock, no par value (the "Common Stock") of the Company at an exercise price of $.01 per share. The Company may, at its option (on any scheduled dividend payment date), exchange all but not less than all the shares of Exchangeable Preferred Stock then outstanding for the Company's 13-3/4% Subordinated Exchange Debentures Due 2010 (the "Exchange Debentures"). The Notes and the Units are collectively referred to herein as the "Offered Securities" and are offered pursuant to (i) a Purchase Agreement dated February 2, 1998 by and among the Company and the Initial Purchasers (the "Purchase Agreement"), (ii) an Indenture (the "Note Indenture") dated as of February 15, 1998 by and between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), (iii) an Indenture (the "Exchange Indenture") dated as of February 15, 1998 by and between the Company and IBJ Schroder Bank & Trust Company, as Trustee, (iv) a Warrant
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April 22, 1998
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Agreement (the "Warrant Agreement") dated as of February 15, 1998 by and between the Company and Boston Equiserve Trust Company, N.A., and (v) a Registration Rights Agreement dated as of February 15, 1998 by and among the Company and the Initial Purchasers (the "Registration Rights Agreement"). This opinion is being rendered at the request of the Company and pursuant to Section 6(c) of the Purchase Agreement. Terms defined in the Purchase Agreement and not otherwise defined herein are used herein as so defined.

     As such counsel, we have examined originals or copies of (i) the Articles of Incorporation, as amended, of the Company, including the Articles of Amendment filed with the of Office of the Secretary of State of the State of Illinois on the date hereof, (ii) the By-laws, as amended, of the Company, (iii) certain resolutions of the Board of Directors and shareholders of the Company,
(iv) copies, represented to us as true, accurate and complete of the Note Indenture and Exchange Indenture (the "Indentures"), the Purchase Agreement, the Warrant Agreement, and the Registration Rights Agreement (collectively, the "Operative Documents"), and (v) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of public officials and of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of the law as we have deemed necessary and relevant as a basis hereof.

     We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity to original documents and records of all documents and records submitted to us as copies.

     For purposes of this letter and our opinions set forth below, the word "knowledge" refers only to the actual knowledge of attorneys in this firm who performed services in connection with the transactions contemplated by the Operative Documents without any investigation other than those investigations specifically referenced above.

     We are members of the bar of the State of Illinois, and do not express any opinion with respect to the laws or regulations of any jurisdiction other than the laws and regulations of the State of Illinois, all as in effect on the date hereof.

     Based on the foregoing and subject to the limitations and assumptions set forth herein, it is our opinion that:
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April 22, 1998
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1.   The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Illinois, with corporate power and authority to own its properties and conduct its business as described in the Offering Document and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualifications.

2. Each of the Indentures, the Warrant Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company. The Notes and the Warrants have been duly authorized, executed, authenticated, issued and delivered.

3. The Warrants are exercisable for shares of Common Stock of the Company in accordance with the terms of the Warrant Agreement, the shares of such Common Stock initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon such exercise and, when issued upon such exercise, will be validly issued, fully paid and nonassessable. The Capital Stock of the Company conforms to the description thereof contained in the Offering Document. The holders of capital stock of the Company or instruments convertible into or exercisable for shares of capital stock of the Company have no preemptive rights or rights to have "anti-dilution" or similar adjustments made in connection with the issuance of the Warrants or the Common Stock.

4. The Exchangeable Preferred Stock has been duly authorized and upon issuance thereof in accordance with the Offering Document will be validly issued, fully paid and nonassessable and the stockholders of the Company have no preemptive rights with respect to the Exchange Preferred Stock.

5. No consent, approval, authorization or order of, or filing with, any Illinois governmental agency or body or any court is required for the execution, delivery and performance of the Operative Documents by the Company for the consummation of the transactions contemplated by the Operative Documents by the Company, or for the issuance by the Company of the Exchangeable Preferred Stock except those that have been obtained and except such as may be required under state securities laws and other than as may be required under the Securities Act and the Rules and Regulations of the
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April 22, 1998
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     Commission thereunder with respect to the Registration Rights Agreement.

6. The execution, delivery and performance of the Operative Documents and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or, to our knowledge, any order of any Illinois governmental agency or body or any court having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any subsidiary is, to our knowledge, a party or by which the Company or any such subsidiary is, to our knowledge, bound or, to our knowledge, to which any of the properties of the Company or any such subsidiary is subject, or the charter or by-laws (or other organizational documents) of the Company or any such subsidiary, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by the Purchase Agreement.

7. The Purchase Agreement has been duly authorized, executed and delivered by the Company.

8. During the course of our representation of the Company, nothing has come to our attention which would lead us to believe that:

     (i) The Company or any of its subsidiaries are not in compliance in any material respect with the material terms and conditions of each license, franchise or other governmental authorization;

     (ii) The license, franchises and other governmental authorization of the Company and its subsidiaries are not currently valid or not in full force and effect, or that there is any investigation, notice or apparent liability, violation, forfeiture or other order or complaint issued by or before any court or registration body, or of any other proceedings (other than proceedings relating to the telecommunications industry generally) which could in any manner materially threaten or adversely affect the validity or continued effectiveness of any of the licenses, franchises or other governmental authorizations; or
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     (iii) Any event has occurred which (x) results in, or after notice or lapse of time, or both, would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or of the forfeiture with respect to, any license, franchise or other governmental authorization, or (y) materially and adversely affects or could reasonably be expected in the future to materially adversely affect any of the rights of the Company or any of its subsidiaries thereunder.

     This opinion speaks strictly as of its date and we undertake no obligation to update it or to advise you of any changes in our opinions in the event of changes in applicable law or facts or if additional or newly discovered information is brought to our attention. This opinion is limited to the matters stated herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.


                                        Very truly yours,

                                        /s/ Neal Gerber & Eisenberg
                                        ---------------------------
                                        Neal Gerber & Eisenberg